Exhibit 10.2

Supplementary Agreement to Construction Contract
(Turbine Manufacturing Facilities)

THIS SUPPLEMENTARY AGREEMENT to the Construction Contract for the Workshop of Wuhan Generating Equipment Co., Ltd., which was executed on March 26, 2006 (the “Construction Contract”), is made and entered on this 21st day of March, 2007, by and between Wuhan Blower Co., Ltd. (“Party A”) and Hubei Gongchuang Real Estate Co., Ltd. (“Party B”) (collectively referred to herein as the “Parties”).

W I T N E S S E T H:

WHEREAS, the Parties agree that the details regarding the supply of materials were not clearly specified under the Construction Contract; and

WHEREAS, the Parties wish to set forth herein the details of such supply of materials under the Construction Contract;

NOW THEREFORE, for and in consideration of the premises and the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  The Parties have made a preliminary estimate of the cost for the supply of materials under the Construction Contract. The preliminary estimate is approximately Twenty-Five Million and 00/100 Renminbi (RMB 25,000,000).

2. The Parties have agreed that Party A shall purchase the materials. Party A shall prepay Twenty Million and 00/100 Renminbi (RMB 20,000,000) and pay the remaining installment based on the progress of the project.

3. After the completion of the project, both Parties shall reach a final settlement pursuant to the final accounting established by both Parties.

4. Party B shall purchase the project to the extent it complies with the details offered in the drawings and based on the progress of the project.

WUHAN BLOWER CO., LTD.,		HUBEI GONGCHUANG REAL ESTATE CO., LTD.,

as Party A		as Party B

By:	/s/	By:	/s/ Chen Xiaohua
Name:		Name:	Chen Xiaohua
Title:		Title:

[Seal of Party A]		[Seal of Party B]

March 21, 2007